Exhibit (m)(4)

FORWARD FUNDS

CLASS C SHARES

DISTRIBUTION AND SERVICE PLAN UNDER RULE 12b-1

Forward Funds (the “Trust”) is an open-end management investment company registered as such under the Investment Company Act of 1940 (the “Act”). This Plan relates to the Class C shares (the “Class C Shares”) of each of the portfolios of the Trust identified in Appendix A hereto (each, a “Portfolio”). Appendix A may be amended from time to time as provided herein.

Section 1. This Plan authorizes the Trust to pay to one or more persons or entities (which may but need not be affiliated with the Trust or any of its investment advisers or other service providers), pursuant to agreements executed on behalf of the Trust, fees (“Fees”) for services rendered and expenses borne in connection with the provision of shareholder services or distribution services with respect to the Class C Shares of the Portfolios identified in Appendix A. On an annual basis, the aggregate amount of Fees with respect to each Portfolio paid under this Plan shall not exceed 0.75% of the Portfolio’s average daily net assets attributable to its Class C Shares.

Section 2. The Fees may be paid by the Trust under this Plan for the purpose of financing or assisting in the financing of any activity which is primarily intended to result in the sale of Class C Shares of the Trust and for servicing accounts of holders of Class C Shares. The scope of the foregoing shall be interpreted by the Board of Trustees (the “Board”), whose decision shall be conclusive except to the extent it contravenes established legal authority. Without in any way limiting the discretion of the Board, the Fees may be paid for the following:

(a) activities primarily intended to result in the sale of Class C Shares of the Trust, including, but not limited to (i) compensation to, and expenses (including overhead and telephone expenses) of, underwriters, dealers, brokers, banks and other selling entities (including the Distributor) and sales and marketing personnel of any of them for printing of prospectuses and reports for other than existing shareholders of a Portfolio and the preparation, production and dissemination of sales, marketing and shareholder servicing materials information of the Trust; (ii) compensating underwriters, dealers, brokers, banks and other financial institutions who aid in the processing of purchase or redemption requests for Class C Shares or the processing of dividend payments with respect to Class C Shares, who provide information periodically to shareholders showing their positions in a Portfolio’s Class C Shares, who forward communications from the Trust to shareholders, who render ongoing advice concerning the suitability of particular investment opportunities offered by the Trust in light of the shareholders’ needs, who respond to inquiries from Class C shareholders relating to such services, or who train personnel in the provision of services; and (iii) services qualifying as a service fee under the rules of the Financial Industry Regulatory Authority, Inc.;

(b) administrative services to the Class C shareholders of the Trust, which may include (and are in addition to any such general services provided to a Portfolio as a whole): (i) transfer agency and sub-transfer agent services for beneficial owners of Class C Shares: (ii) aggregating and processing purchase and redemption orders of Class C shareholders, (iii) providing beneficial owners of Class C Shares who are not record owners with statements showing their positions in the Portfolio, (iv) processing dividend payments for Class C Shares held beneficially, (v) providing sub-accounting services for Class C Shares held beneficially, (vi) forwarding shareholder communications, such as proxies, shareholder reports, dividend and tax notices, and updating prospectuses to beneficial owners of Class C Shares who are not record owners and (vii) receiving, tabulating and transmitting proxies executed by beneficial owners of Class C Shares who are not record owners; and

(c) additional personal services to the Trust’s Class C shareholders and/or for the maintenance of Class C shareholder accounts.

Section 3. This Plan and each related agreement must be approved by a majority of the Board (“Board Approval”) and by a majority of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Plan or any such agreement (“Disinterested Trustee Approval”), by vote cast in person at a meeting called for the purposes of voting on such agreement. All determinations or authorizations of the Board hereunder shall be made by Board Approval and Disinterested Trustee Approval. Each agreement relating to the implementation of this Plan must contain the provisions required by Rule 12b-1 under the Act.

Section 4. The officers, investment advisor or Distributor of the Trust, as appropriate, shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such payments were made.

Section 5. To the extent any activity is covered by Section 2 and is also an activity which the Trust may pay for on behalf of a Portfolio without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the Act, this Plan shall not be construed to prevent or restrict the Trust from paying such amounts outside of this Plan and without limitation hereby and without such payments being included in calculation of Payments subject to the limitation set forth in Section 1.

Section 6. This Plan shall not take effect with respect to any Portfolio until it has been approved by a vote of at least a majority of the outstanding Class C voting securities of the Portfolio, unless this Plan is adopted prior to any public offering of the Class C voting securities of that Portfolio or the sale of such securities to persons who are not affiliated persons of that Portfolio, affiliated persons of such persons, promoters of that Portfolio or affiliated persons of such promoters. This Plan shall be deemed to have been effectively approved with respect to any Portfolio if a majority of the outstanding Class C voting securities of that Portfolio votes for the approval of the Plan.

Section 7. This Plan may not be amended in any material respect (including any amendment to add a Portfolio to Appendix A) without Board Approval and Disinterested Trustee Approval and

may not be amended to increase materially the amount to be spent for distribution hereunder without such approvals and further approval by a vote of at least a majority of the outstanding Class C Shares of the applicable Portfolio.

Section 8. This Plan may continue in effect for longer than one year after its approval by the shareholders of the relevant Portfolio only as long as such continuance is specifically approved at least annually by Board Approval and by Disinterested Trustee Approval, cast in person at a meeting called for the purpose of voting on this Plan.

Section 9. This Plan may be terminated at any time by a vote of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or any agreement related to the implementation of the Plan, cast in person at a meeting called for the purposes of voting on such termination, or, with respect to a Portfolio, by a vote of at least a majority of the outstanding Class C Shares of that Portfolio.

Section 10. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

Section 11. As used in this Plan, the terms “interested person” and “related agreement” shall have the meanings ascribed to them in the Act and the rules adopted by the Securities and Exchange Commission (“SEC”) thereunder and the term “vote of a majority of the outstanding Class C Shares” of the Trust shall mean the lesser of the 67% or the 50% voting requirements specified in clauses (A) and (B), respectively, of the third sentence of Section 2(a)(42) of the Act, all subject to such exemptions as may be granted by the SEC.

Approved: December 7, 2006

Amended: January 8, 2009

APPENDIX A

(to the Class C Shares

Distribution and Service Plan Under Rule 12b-1)

November 1, 2012

Forward Aggressive Growth Allocation Fund

Forward Balanced Allocation Fund

Forward Commodity Long/Short Fund

Forward Core Strategy Long/Short Fund

Forward Credit Analysis Long/Short Fund

Forward EM Corporate Debt Fund

Forward Emerging Markets Fund

Forward Endurance Long/Short Fund

Forward Extended MarketPlus Fund

Forward Floating NAV Short Duration Fund

Forward Focus Fund

Forward Global Credit Long/Short Fund

Forward Global Infrastructure Fund

Forward Growth & Income Allocation Fund

Forward Growth Allocation Fund

Forward High Yield Bond Fund

Forward Income & Growth Allocation Fund

Forward Income Builder Fund

Forward International Dividend Fund

Forward International Real Estate Fund

Forward International Small Companies Fund

Forward Large Cap Dividend Fund

Forward Managed Futures Strategy Fund

Forward Real Estate Fund

Forward Real Estate Long/Short Fund

Forward Select EM Dividend Fund

Forward Select Income Fund

Forward Small Cap Equity Fund

Forward Tactical Enhanced Fund

Forward Tactical Growth Fund

Forward U.S. Government Money Fund